Exhibit 99.1

Carbon Sciences Appoints Byron Elton to Board of Directors

Wednesday March 18, 3:01 am ET

SANTA BARBARA, CA--(MARKET WIRE)--Mar 18, 2009 -- Carbon Sciences Inc. (OTC BB:CABN.OB - News), the developer of a breakthrough technology to transform carbon dioxide (CO2) emissions into gasoline and other fuels, today announced the appointment of Byron H. Elton to the Company's Board of Directors. Elton joined the company in January as President and Chief Operating Officer and replaces Daniel Elenbass, who has resigned to pursue other interests.

"We are delighted to welcome to our board a leader with the breadth of experience of Byron," said Chief Executive Officer Derek McLeish. "His experience as a media and marketing executive will continue to be an important asset to Carbon Sciences. We look forward to his valuable counsel and insights."

"On behalf of the company and its investors," added McLeish, "I want to thank Daniel for his more than two years of guidance. We wish him well in his future endeavors."

About Carbon Sciences Inc.

Carbon Sciences Inc. is developing a breakthrough technology to transform carbon dioxide (CO2) emissions into the basic fuel building blocks required to produce gasoline, diesel fuel, jet fuel and other portable fuels. Innovating at the intersection of chemical engineering and bio-engineering disciplines, we are developing a highly scalable biocatalytic process to meet the fuel needs of the world. Our solution to energy and climate challenges is a sustainable world of fuel consumption and climate stability by transforming CO2 into fuel. For example, Carbon Sciences' breakthrough technology can be used to transform CO2 emitted from fossil fuel power plants into gasoline to run cars and jet fuel to fly aircraft. To learn more about the Company, please visit our website at http://www.carbonsciences.com.

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     Denyse Dabrowski
     Avalanche Strategic Communications
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